Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-(k)(l) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to the shares of 111, Inc., an exempted company with limited liability registered under the laws of the Cayman Islands; and (ii) that this agreement be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This joint filing agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: September 17, 2026

Gang Yu

/s/ Gang Yu

Junling Liu

/s/ Junling Liu

Sunny Bay Global Limited

By:	/s/ Junling Liu
Name:	Junling Liu
Title:	Director